Exhibit 21.1

GenCorp Inc.
Wholly-Owned Subsidiaries

Aerojet Australia (SA) Pty. Ltd.	Australia
Aerojet Fine Chemicals LLC	Delaware
Aerojet International, Inc.	California
Aerojet Investments Ltd.	California
Aerojet Ordnance Tennessee, Inc.	Tennessee
Aerojet-General Corporation	Ohio
AGC Office 1 LLC	California
BPOU, LLC	Delaware
Chemical Construction Corporation	Delaware
Cordova Chemical Company	California
Cordova Chemical Company of Michigan	Michigan
GDX Automotive (Pribor) s.r.o.	Czech Republic
GDX Automotive B.V.	Netherlands
GDX Automotive Corvol SAS	France
GDX Automotive SAS	France
GDX LLC	Delaware
Gen II Services, Inc.	Ohio
Gen III Services, Inc.	Ohio
Genco Insurance Limited	Bermuda
GenCorp Argentina S.A.	Argentina
GenCorp Export Corporation	Virgin Islands
GenCorp Inc.	Ohio
GenCorp Investment Management, Inc.	Ohio
GenCorp Overseas Inc.	Ohio
GenCorp Property Inc.	California
GenCorp Realty Investments LLC	California
General Applied Science Laboratories, Inc.	New York
GT & MC, Inc.	Delaware
LNR Capital s.r.o.	Czech Republic
Penn Athletic Products Company	Ohio
Penn Nominal Holdings Inc.	Ohio
PJD, Inc.	Delaware
RKO General, Inc.	Delaware
RKO Hotel Group, Inc.	Delaware
Snappon SA	France
TKD, Inc.	California

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